Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. PROVIDES BUSINESS UPDATE IN CONNECTION WITH

CORONAVIRUS PANDEMIC

New York, New York, March 23, 2020: Inter Parfums, Inc. (NASDAQ GS: IPAR) today provided a business update in connection with the evolving global health and business situation resulting from the COVID-19 pandemic.

Jean Madar, Chairman and CEO of Inter Parfums, Inc. noted, “First and foremost, we have taken action to help ensure the safety of our employees and, wherever possible, our business partners, while readying our operations for a return to growth. We are following and taking all appropriate measures in all countries in which we operate to comply with public recommendations. Our teams are set up to work from home and carry on business as efficiently as possible. While the duration, scale, spread and conclusion of the Coronavirus are beyond our control, we are well prepared financially and operationally to withstand the resulting business downturn and to return to normalized operations once the health crisis is largely resolved.”

He continued, “Our conservative financial tradition has enabled us to amass hefty cash balances and nominal long-term debt. We entered 2020 with $253 million in cash, cash equivalents and short-term investments, and only $10.7 million of long-term debt. Nonetheless, we will tighten our belts when appropriate, with an eye toward minimizing fixed expenses and protecting cash flow. However, our quarterly dividend of $0.33 will be paid on time on April 15, 2020.”

Mr. Madar went on to say, “Operationally, we are preparing for increased demand in the post-COVID-19 environment, with business in Asia already showing signs of a comeback. Of note, we have seen a resumption of more normalized sales levels in South Korea and China, with internet sales especially strong. We are gearing up to be prepared to rapidly fill the distribution channels once the crisis is behind us. In that regard, we have maintained reasonable inventory levels of components and finished goods, and are gaining local market intelligence from our distributors and production capacity data from our suppliers.”

Mr. Madar concluded, “Our Company is fundamentally strong. We have every confidence that with our portfolio of prestige brands, financial wherewithal, global distribution network, and our dedicated staff and partners throughout the world, our business will once again grow and thrive. However, there remain many uncertainties resulting from the global health crisis and the concurrent business interruption, and we hope this is only a short-term situation.”

2020 Guidance Withdrawn

He concluded, “Due to the many uncertainties associated with global COVID-19 pandemic, we are withdrawing our previous 2020 full year guidance. As we gain greater visibility, we will revisit the subject of guidance.”

Founded in 1982, Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Dunhill, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade New York, MCM, Montblanc, Oscar de la Renta, Paul Smith, Repetto, S.T. Dupont and Van Cleef & Arpels. Inter Parfums is also the owner of Lanvin fragrances and the Rochas brand. Through its global distribution network, the Company’s products are sold in over 120 countries.

Inter Parfums, Inc. News Release	Page 2

March 23, 2020

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2019 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com